NORTH | SEA
SECURITIES | LP

North Sea Securities LP
350 Madison Avenue
New York, NY 10017

T 212-901-1515
F 212-901-1520

September 29, 2009

Ecologic Transportation, Inc.
1333 Ocean Avenue, Suite D
Santa Monica, CA 90401

Ladies and Gentlemen:

This letter agreement (the "Agreement"), effective as of September 29, 2009 (the "Effective Date") by and between **Ecologic Transportation, Inc.** (the "Company") and **North Sea Securities LP** ("Adviser"), sets forth the terms and conditions pursuant to which Adviser will provide financial advisory and investment banking services to the Company. In consideration of the mutual promises and consideration set forth below, the parties hereto agree as follows:

1. Engagement. The Company hereby retains Adviser to act as its financial adviser in connection with the possible offering and sale of Company securities (the "Proposed Transaction"). The Proposed Transaction may include, among other things, the issuance by the Company of equity, debt, convertible debt, notes, warrants, options or any other type of security or obligation, or any combination thereof, without limitation.

2. Services to be Provided. Adviser accepts the engagement described in paragraph 1, and as part of its engagement agrees to provide the Company the following services:

(a) Identify Prospective Investors (defined below) who are interested in engaging in a Proposed Transaction or any derivative thereof;

(b) Introduce Prospective Investors to the Company for the purpose of evaluating a Proposed Transaction;

(c) Advise the Company regarding the structure of a Proposed Transaction when the Proposed Transaction involves any Prospective Investor;

(d) Assist the Company in the due diligence process involving any Prospective Investor in a Proposed Transaction;

(e) Provide general business and financial analyses of a Proposed Transaction with a Prospective Investor; and

(f) If requested by the Company, assist in negotiations and related strategy concerning the Proposed Transaction with a Prospective Investor.

3. **Prospective Investor**. For purposes of this Agreement, a "Prospective Investor" shall mean any person, entity, group or association that is identified, introduced, sourced or in any other way brought to the attention of the Company through the efforts of Adviser and its affiliates, including any director, officer, employee, member, adviser and other representative of Adviser and its affiliates (all of these parties are collectively referred to herein as "Adviser").

4. **Consideration**. As consideration for the services to be provided by Adviser pursuant to this Agreement, the Company agrees to compensate Adviser according to the terms of this paragraph 4. If the Company enters into an agreement to effect a Proposed Transaction with a Prospective Investor and subsequently consummates such transaction during the Term (defined below) or at any time during the 24-month period following the date that this Agreement is terminated (this 24-month period, the "Post-Agreement Term"), then the Company shall (i) pay Adviser an advisory fee equal to six percent of the monetary value of the consideration paid by a Prospective Investor(s) in connection with a Proposed Transaction; and (ii) issue Adviser warrants in the Company for the purchase of an amount of equity of the Company equal in value to five percent of the number of new shares or interests issued in connection with the effected Proposed Transaction (the cash fee and the warrants issuable as consideration pursuant to this paragraph four are collectively referred to herein as the "Advisory Fee"). The warrants shall have a term of six years from the closing of the Proposed Transaction, the exercise price of the warrants shall be equal to the price per unit of equity paid in the Proposed Transaction, and the warrants shall have a provision for cashless exercise. Other terms of the warrants, such as anti-dilution provisions, shall be customary for warrants issued as detachable and tradable securities of public companies. Any Advisory Fee due to Adviser pursuant to this paragraph 4 shall be payable to Adviser at the time that the subject transaction closes.

5. **Term**. The term (the "Term") of this engagement shall extend until the earlier of (a) the closing of a Proposed Transaction with a Prospective Investor(s), or (b) December 31, 2009, except that this Agreement may be renewed or extended thereafter by written agreement of Adviser and the Company. Notwithstanding the immediately preceding sentence, either party may terminate this Agreement at any time by giving the other party at least 10 days' prior written notice. In addition, if a Proposed Transaction with a Prospective Investor occurs during the Post-Agreement Term, the Company shall be obligated to compensate Adviser pursuant to the compensation provisions set forth herein.

6. **Exclusivity**. During the Term, the Company agrees that Adviser shall act as the Company's exclusive financial advisor for any Proposed Transaction or similar extraordinary corporate transaction.

7. **Break-Up Fee**. If during the Term or the Post-Agreement Term discussions regarding a Proposed Transaction with a Prospective Investor are terminated, or a Proposed Transaction with a Prospective Investor does not occur for any reason, and the Company and/or any of its affiliates is paid a break-up, termination or similar fee (a "Break-Up Fee") by a Prospective Investor and/or any of its affiliates in connection with the Proposed Transaction, then the Company shall pay Adviser an amount equal to the lesser of (a) 50% of the Break-Up

Fee received, or (b) the Advisory Fee that would have been paid by the Company to Adviser if the Proposed Transaction with the Prospective Investor had been consummated in accordance with its terms. The Company shall be permitted to reduce the amount payable to Adviser pursuant to this paragraph 7 by the amount of any Advisory Fee actually paid to Adviser pursuant to paragraph 4 of this Agreement. Any amount payable to Adviser pursuant to the terms of this paragraph 7 must be paid to Adviser within ten days of the Company's receipt of the Break-Up Fee or any portion thereof.

8. **Taxes and Form of Consideration**. All cash consideration to be paid under this Agreement shall be paid in United States dollars, and the Company shall not withhold or deduct any present or future taxes or any other fees, expenses, assessments or charges of any kind (including, without limitation, any value added tax, consumption tax, goods and services tax, securities transaction tax or stamp duty, but excluding taxes imposed on the overall net income of Adviser) (these taxes collectively, "Tax") imposed by the United States government or any political subdivision or taxing authority thereof, or by any other jurisdiction from which such payment may be made, unless required by law. If the Company is required by law to deduct or withhold any Tax, or if any Tax is required to be paid by Adviser on account of the services to be performed hereunder, then the Company shall pay Adviser an additional amount of cash consideration so that the gross amount to be received by Adviser from the Company after such deduction, withholding or payment equals the amount otherwise due to Adviser hereunder.

9. **Expenses**. The Company agrees to reimburse Adviser for its reasonable expenses related to this Agreement and the services to be provided hereunder, including but not limited to professional and legal fees and disbursements, out-of-pocket expenses, and any sales, use or other taxes (including additions to such taxes, if any) incurred in connection with this Agreement and the services to be provided hereunder, provided, however, that Adviser shall provide written notice to the Company when it has incurred $180,000 of expenses related to this Agreement and the services to be provided hereunder, at which point the Company and Adviser shall discuss any additional expenses and the management thereof. The Company's reimbursement obligations under this paragraph 9 shall exist regardless of whether the Company enters into an agreement for a Proposed Transaction or consummates a Proposed Transaction. Reimbursement shall be made to Adviser no later than 30 days after Adviser presents to Company satisfactory documentation with respect to such expenses, which documentation will be submitted on a timely basis.

10. **Provision of Information**. The Company shall make available to Adviser all information concerning the business, assets, liabilities, operations, financial condition and prospects of the Company which Adviser reasonably requests in connection with the performance of its obligations hereunder. All such information provided by or on behalf of the Company shall be complete and accurate and not misleading, and Adviser shall be entitled to rely upon the accuracy and completeness of all such information without independent verification. The Company shall promptly advise Adviser regarding any material developments or matters which occur during the Term or the Post-Agreement Term relating to the Company or which may otherwise affect a Proposed Transaction.

11. **Company Discretion Regarding A Proposed Transaction.** The parties acknowledge that the Company may refuse to discuss or negotiate a Proposed Transaction with any party for any reason whatsoever, including but limited to the Company's determination, in

its sole and absolute discretion, that the valuation of a Proposed Transaction is not reasonable, and may terminate negotiations with any Prospective Investor at any time. The Company's refusal to discuss or negotiate a Proposed Transaction with any party shall not relieve the Company of any obligations applicable to it pursuant to the terms of this Agreement.

12. Appointment of Director. In connection with any Proposed Transaction, the Company agrees to provide the Prospective Investor(s) the right to appoint an individual to serve on the Company's Board of Directors (the "Board"). In the event the Prospective Investor(s) do not appoint an individual to serve on the Board, then Adviser shall select an individual to serve on the Board, and such individual shall be appointed to the Board by the existing Board and the Company.

13. Confidentiality and Nondisparagement.

(a) Confidentiality. In the event the Company issues any press release or announcement concerning the entry into, the closing of, or discussions regarding a Proposed Transaction, then the Company shall include in such press release a reference to Adviser's role as a financial consultant to the Company in connection with such transaction. The Company agrees that Adviser, upon the earlier to occur of (i) the Company's public disclosure of any information regarding a Proposed Transaction, or (ii) the consummation of a Proposed Transaction, may publish advertisement(s) in financial and/or any other media publication or outlet at its own expense describing the services Adviser provided to the Company in connection with the subject transaction, provided, however, that prior to Adviser's publication of such advertisement(s), Adviser shall submit a copy of the subject advertisement to the Company for its approval, which approval shall not be unreasonably withheld or delayed.

(b) Nondisparagement. Each of the Company and Adviser and any of their respective affiliates agree that it shall not, at any time, whether before or after the expiration or termination of the Term, make, publish or communicate to any individual or entity, including, but not limited to, investors, clients, potential clients, competitors, the media, or other individuals or entities with whom each respective party does business or may do business, any Disparaging (defined below) remarks, comments or statements concerning any of the Company or Adviser or any of their respective affiliates, or any of their respective current or former officers, directors, employees or partners. "Disparaging" remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen or abilities of the individual or entity being disparaged.

(c) Remedy. Each of the Company and Adviser, and each of their respective affiliates acknowledges and agrees that (i) the rights of each party under this Agreement are of a specialized and unique character, and that immediate and irreparable damage will result to a Non-Breaching Party (defined below) if another party fails or refuses to perform his or its obligations under this Agreement, and (ii) each Non-Breaching Party may, in addition to any other remedies and damages available, seek equitable relief, including specific performance and an injunction in a court of competent jurisdiction, to restrain any such failure or refusal by another party. No single exercise of the foregoing remedies shall be deemed to exhaust a Non-Breaching Party's right to such remedies, but the right to such remedies shall continue undiminished and may be exercised from time to time as often as the Non-Breaching Party may elect. For purposes of this Section 12(c), a "Non-Breaching Party" shall mean any

party who is negatively impacted or damaged in any way by the act(s), failure to act, refusal or breach of any obligation of this Agreement by any another party.

14. **Reformation to Applicable Law.** It is the intention of the Company and Adviser, that the provisions of this Agreement shall be enforceable to the fullest extent permissible by applicable law. If any provisions of this Agreement are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions in this Agreement or the enforceability thereof in any jurisdictions where such provisions shall be given full effect. If any provision of this Agreement shall be deemed unenforceable, in whole or in part, this Agreement shall be deemed amended to delete or modify the offending part so as to alter this Agreement to render it valid and enforceable.

15. **Indemnification**. In consideration for the services to be provided by Adviser hereunder, the Company hereby agrees to indemnify and hold harmless each of Adviser, its affiliates and their respective directors, officers, employees, advisors and other representatives (each, an "Indemnified Party") against any and all losses, claims, damages, expenses and all joint or several liabilities (collectively, "Liabilities") to which an Indemnified Party may become liable that arises out of or otherwise relates to this Agreement, (collectively, the "Indemnity Coverage"), unless it is finally judicially determined that the Liabilities directly resulted from the gross negligence or willful misconduct of an Indemnified Party. The Company further agrees to reimburse each Indemnified Party promptly upon request for all out-of-pocket expenses (including reasonable attorneys' fees and expenses) as they are incurred in connection with the investigation of, preparation for, defense of, or production of evidence in, any action, claim, suit, proceeding or investigation, whether pending or threatened (each and collectively, an "Action") arising out of or otherwise relating to the Indemnity Coverage. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) for any consequential, indirect, punitive, incidental or special Liabilities of any nature to the Company or any other person asserting any Action on behalf of or in right of the Company, whether arising out of or otherwise relating to the Indemnity Coverage, unless it is finally judicially determined that such Liabilities resulted directly from the gross negligence or willful misconduct of an Indemnified Party.

The Company agrees that the indemnification and reimbursement obligations set forth in this paragraph 14 shall apply whether or not any Indemnified Party is a formal party to any such Action, and the rights of the Indemnified Parties in this paragraph 14 shall be in addition to any other rights that any Indemnified Party may otherwise have against the Company. The Company agrees that, without Adviser's prior written consent, it will not agree to any settlement of, compromise of, or consent to an entry of any judgment in or other termination of any Action (each and collectively, a "Settlement") in respect of which indemnification could be sought hereunder unless (a) such Settlement includes an unconditional release of each Indemnified Party from any liabilities arising out of such Action and does not include any findings of fact or admissions of culpability as to the Indemnified Party, and (b) the parties agree that the terms of such Settlement shall remain confidential. The Company further agrees that the Indemnified Parties are entitled to retain one separate counsel (in addition to local counsel) of their choice in connection with any single Action in respect of which indemnification or reimbursement may be sought hereunder.

16. **Successors and Assigns**. Nothing in this Agreement, expressed or implied, is intended to confer or does confer on any person or entity other than the parties hereto or their

respective successors and assigns, and to the extent expressly set forth herein, the Indemnified Parties, any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by Adviser hereunder. The Company acknowledges that Adviser has been retained hereunder solely as a financial adviser of the Company with respect to a Proposed Transaction and is engaged hereunder as an independent contractor. The Company further acknowledges that Adviser is not acting as an agent of the Company or in a fiduciary capacity with respect to the Company or its stockholders, employees or creditors, and that Adviser is not assuming any duties or obligations other than those expressly set forth in this Agreement.

17. **Other Activities by the Adviser**. The Company acknowledges and agrees that:

(a) Adviser is engaged in the business of advising clients in a wide range of industries and, in the ordinary course of its business, Adviser or its employees may have fiduciary or other relationships whereby Adviser may exercise voting power over securities of various persons or entities, which securities may from time to time include securities of potential purchasers of the Company's securities or others with interests in respect of a Proposed Transaction. The Company acknowledges that Adviser may exercise such powers and otherwise perform its functions in connection with such fiduciary or other relationships without regard to its relationship to the Company hereunder.

(b) During the course of Adviser's engagement with the Company, Adviser may have in its possession material, non-public information regarding other companies that could potentially be relevant to the Company or the transactions contemplated herein but which cannot be shared due to an obligation of confidence to such other companies. As in all matters involving confidential client information, information barriers exist that restrict access to such information within Adviser, except on a need to know basis.

(c) Adviser may pursue any business or activity, be a potential purchaser or enter into transactions that may or may not relate to or affect a Proposed Transaction. The Company hereby acknowledges and consents that Adviser may pursue any business or activity, purchase an interest in or enter into transactions relating to, any company, entity, or individual, each of which may or may not relate to or affect a Proposed Transaction, and the Company hereby waives any objection to or claims regarding such transaction on grounds of any actual or potential conflict of interests.

18. **Independent Decision**. The Company agrees that it will make its own independent decision to agree to the terms of any transaction depending on whether such transaction is appropriate or proper for the Company based upon its own judgment and any advice it receives from any advisers that it deems necessary. In the event the Company chooses not to proceed with any Proposed Transaction, or if a Proposed Transaction, with or without a Prospective Investor, fails to close, the Company agrees that Adviser shall have no liability to the Company for any such failed or unconsummated transaction.

19. **Miscellaneous.**

(a) **Amendments and Waivers.** Any term of this Agreement may be amended or waived only with the written consent of the parties.

(b) **Sole Agreement.** This Agreement constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(c) **Survivability**. The termination of this Agreement shall not affect the provisions of paragraphs 4, 5, 7-9, 12-14 and 16-18, which shall survive any termination of this Agreement.

(d) **Notices.** Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice.

(e) **Choice of Law.** This Agreement shall be construed and interpreted and its performance shall be governed by the laws of the State of New York without regard to conflicts of law principles of any jurisdiction. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in New York, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in New York, such personal jurisdiction shall be nonexclusive.

(f) **Counterparts.** This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g) **Arbitration.** Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in New York, New York, in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply New York law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

(H) **Headings.** The section headings and sub-headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(i) **Advice of Counsel.** EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

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If the foregoing correctly sets forth the understanding and agreement between Adviser and the Company, please so indicate in the space provided for that purpose below, and return a signed copy of this Agreement to us, whereupon this Agreement shall constitute a binding agreement as of the Effective Date set forth above.

The parties have executed this Agreement as of the date first set forth above.

NORTH SEA SECURITIES LP

North Sea Securities LP
350 Madison Avenue – 8th Floor
New York, NY 10017

By: NSS GP, LLC, its General Partner

By: North Sea Partners LLC, sole member
of NSS GP, LLC

By: ______________________
Name: Scott Norby
Title: Managing Director

ECOLOGIC TRANSPORTATION, INC.

Ecologic Transportation, Inc.
1333 Ocean Avenue, Suite D
Santa Monica, CA 90401

By: ______________________
Name: William N. Plamondon III
Title: Chief Executive Officer